Exhibit 99.3

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 2899)

December 5, 2018

ZIJIN FILES NOTICE OF VARIATION

Vancouver, BC —  Zijin Mining Group Co. Ltd. (SH:601899, SEHK:2899) (“Zijin”) today announced that it has filed and mailed a notice of variation (the “Notice of Variation”) to the shareholders of Nevsun Resources Ltd. (“Nevsun”), varying the terms of Zijin’s friendly takeover bid (the “Offer”), to incorporate certain comments that Zijin received in a comment letter from the United States Securities and Exchange Commission.

The Notice of Variation does not amend the expiry time or the consideration to be paid under the Offer.

The Offer to purchase all of the issued and outstanding common shares (the “Nevsun Shares”) for C$6.00 per Nevsun Share expires on December 28, 2018. The Nevsun Board of Directors continues to recommend that Nevsun shareholders ACCEPT the Zijin Offer by tendering their shares as noted in the Zijin circular.

As at the date of this announcement, the Board of Directors of the Company comprises Messrs. Chen Jinghe (Chairman), Lan Fusheng, Zou Laichang, Lin Hongfu, Fang Qixue, and Ms. Lin Hongying as executive directors, Mister. Li Jian as non-executive director, and Messrs. Li Shihua, Zhu Guang, Sit Hoi Wah, Kenneth, and Cai Meifeng as independent non-executive directors.

By Order of the Board of Directors
Zijin Mining Group Co., Ltd.*
Chen Jinghe
Chairman

20 November 2018, Fujian, the PRC

* The Company’s English name is for identification purpose only

Cautionary Statement Respecting the Offer

THE TAKE-OVER BID CIRCULAR CONTAINS IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ IN ITS ENTIRETY BY NEVSUN’S SHAREHOLDERS. NEVSUN’S SHAREHOLDERS MAY OBTAIN, AT NO CHARGE, A COPY OF  THE TAKE-OVER BID CIRCULAR AND VARIOUS ASSOCIATED DOCUMENTS UNDER NEVSUN’S PROFILE ON THE SYSTEM FOR ELECTRONIC DOCUMENT ANALYSIS AND RETRIEVAL (SEDAR) AT WWW.SEDAR.COM AND ON THE SECURITIES AND EXCHANGE COMMISSION (SEC) WEBSITE AT WWW.SEC.GOV. NEVSUN’S SHAREHOLDERS ARE URGED TO READ SUCH MATERIALS AS THEY CONTAIN IMPORTANT INFORMATION THAT NEVSUN SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE OR FORM PART OF ANY OFFER OR INVITATION TO PURCHASE, OTHERWISE ACQUIRE, SUBSCRIBE FOR, SELL, OTHERWISE DISPOSE OF OR ISSUE, OR ANY OTHER SOLICITATION OF ANY OFFER TO SELL, OTHERWISE DISPOSE OF, ISSUE, PURCHASE, OTHERWISE ACQUIRE OR SUBSCRIBE FOR ANY SECURITY. THE OFFER WAS NOT MADE IN, NOR WILL DEPOSITS OF SECURITIES BE ACCEPTED FROM A PERSON IN, ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, ZIJIN MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT DEEMS NECESSARY TO EXTEND THE OFFER IN ANY SUCH JURISDICTION.